                                                                    EXHIBIT 23.9

                        Consent of Independent Auditors
                        -------------------------------

The Board of Directors
Newspaper Agency Corporation:

We consent to the inclusion of our report in the registration statement
(No. 333-29451) on Form S-4, as amended, of Tele-Communications, Inc. of our report, dated January 24, 1997, relating to the balance sheets of Newspaper Agency Corporation as of December 31, 1996 and 1995, and the related statements of earnings and retained earnings, and cash flows for each of the years in the three-year period ended December 31, 1996, included herein and to the reference to our firm under the heading "Experts" in the prospectus.

                                 /s/ KPMG Peat Marwick LLP
                                 KPMG Peat Marwick LLP

Salt Lake City, Utah

June 30, 1997